Exhibit 1

Officers:

Maryjo Cohen, 3925 North Hastings Way, Eau Claire, Wl 54703
James F. Bartl, 3925 North Hastings Way, Eau Claire, Wl 54703
Randy F. Lieble, 3925 North Hastings Way, Eau Claire, Wl 54703
Donald Hoeschen, 3925 North Hastings Way, Eau Claire, Wl 54703
Lawrence Tienor, 3925 North Hastings Way, Eau Claire, Wl 54703
Neil Brown, 3925 North Hastings Way, Eau Claire, Wl 54703

Directors:

Maryjo Cohen, 3925 North Hastings Way, Eau Claire, Wl 54703
James F. Bartl, 3925 North Hastings Way, Eau Claire, Wl 54703
Patrick J. Quinn, 3433 Oakwood Hills Parkway, Eau Claire, Wl 54701
Richard Cardozo, 1007 Pine Tree Trail, Stillwater, MN 55082
Joseph Stienessen, 2411 North Hillcrest Parkway, Altoona, Wl 54720